As filed with the Securities and Exchange Commission on December 14, 2011

Registration No. 333-__________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_______________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

________________

AGL RESOURCES INC.

(Exact name of registrant as specified in its charter)

Georgia	58-2210952
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

Ten Peachtree Place, N.E.
Atlanta, Georgia 30309
 (Address of Principal Executive Offices)

Birdsall, Inc. Retirement Savings Plan
Nicor Companies Savings Investment Plan
Nicor Gas Thrift Plan
(Full title of the plans)

Paul R. Shlanta
Executive Vice President, General Counsel and
Chief Ethics and Compliance Officer
AGL Resources Inc.
Ten Peachtree Place, N.E.
Atlanta, Georgia 30309
(404) 584-4000
 (Name, address and telephone number, including area code, of agent for service)
Copy to: Michael L. Stevens Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309 (404) 881-7970

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑ Non-accelerated filer ☐	Accelerated filer ☐ Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
AGL Resources Inc. Common Stock, par value $5.00 per share (“Common Stock”)	125,000 (1)	$40.14 (2)	$5,017,500 (2)	$575.00
Common Stock	300,000 (1)	$40.14 (2)	$12,042,000 (2)	$1,380.00
Common Stock	300,000 (1)	$40.14 (2)	$12,042,000 (2)	$1,380.00
Total	725,000	-	-	$3,335.00

(1)
Amount to be registered consists of 125,000 shares of Common Stock that may be issued under the Birdsall, Inc. Retirement Savings Plan (the “Birdsall Plan”), 300,000 shares of Common Stock that may be issued under the Nicor Companies Savings Investment Plan (the “Savings Plan”) and 300,000 shares of Common Stock that may be issued under the Nicor Gas Thrift Plan (the “Thrift Plan,” and, together with the Birdsall Plan and the Savings Plan, the “Plans”).  This registration statement also covers additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plans.  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans.

(2)
Estimated pursuant to Rule 457(h) and 457(c) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices of the Common Stock reported on the New York Stock Exchange on December 9, 2011.

PART I                   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)           The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plans as specified by Rule 428(b)(1) under the Securities Act.

(b)           Upon written or oral request, AGL Resources Inc. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to the Company’s Corporate Secretary, at the address and telephone number on the cover of this registration statement.

PART II                   INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference

The following documents, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

(a)	The Company's Annual Report on Form 10-K for the year ended December 31, 2010;

(b)	All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2010; and

(c)
The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-B (Registration No. 1-14174), as declared effective by the Commission on March 12, 1996, and any amendment or report filed with the Commission for the purpose of updating the description.

All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities that remain unsold will be deemed incorporated by reference in this registration statement and to be a part hereof.

Any statement contained in a document incorporated by reference herein and filed prior to the filing hereof shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes such statement, and any statement contained herein or in any other document incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained in any other subsequently filed document that is also incorporated herein by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.                      Description of Securities.

Not applicable.

Item 5.                      Interests of Named Experts and Counsel.

Not applicable.

Item 6.                      Indemnification of Directors and Officers.

Section 14-2-202(b)(4) of the Georgia Business Corporation Code (the “Georgia Code”) provides that a corporation’s articles of incorporation may include a provision that eliminates or limits the personal liability of directors for monetary damages to the corporation or its shareholders for breach of the directors’ duty of care and other duties as directors. However, Section 14-2-202(b)(4) of the Georgia Code does not permit a corporation to eliminate or limit the liability of a director for (i) a breach of duty involving appropriation of a business opportunity of the corporation; (ii) an act or omission that involves intentional misconduct or a knowing violation of law; (iii) any transaction from which the director received an improper personal benefit; or (iv) any payments of a dividend or any other type of distribution that is illegal under Section 14-2-832 of the Georgia Code. Additionally, Section 14-2-202(b)(4) of the Georgia Code does not eliminate or limit the rights of a corporation or any shareholder to seek an injunction or other non-monetary relief in the event of a breach of a director’s fiduciary duty, and applies only to claims against a director arising out of his role as a director and does not relieve a director from liability arising from his role as an officer or in any other capacity. The Company’s amended and restated articles of incorporation include provisions exculpating its directors from liability to the extent permitted by Section 14-2-202(b)(4) of the Georgia Code.

Section 14-2-851 of the Georgia Code authorizes a corporation to indemnify directors who are determined to have met the standard of conduct set forth in that section. However, Section 14-2-856(a) of the Georgia Code provides that, if authorized by its articles of incorporation, a corporation may indemnify its directors without regard to the limitations in other sections of the Georgia Code, including the limitation in Section 14-2-851 of the Georgia Code, which requires a determination that a director seeking indemnification must first be determined to have met the statutorily prescribed standard of conduct. Section 14-2-856(b), however, prohibits a corporation from indemnifying a director for liability incurred in a proceeding in which the director is adjudged liable or subjected to injunctive relief in favor of the corporation for any of the four acts, outlined above, from which a director cannot be exculpated from liability as provided in Section 14-2-202(b)(4) of the Georgia Code. Section 14-2-856 of the Georgia Code sets forth the fullest extent to which a corporation may indemnify its directors.

Article VII of the Company’s amended and restated articles of incorporation specifies that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, derivative, criminal, administrative or investigative, by reason of the fact that he, or a person of whom he is a legal representative, is or was a director, shall be indemnified and held harmless to the fullest extent authorized by the Georgia Code, as the same exists or may be amended in the future, if such amendment provides broader indemnification rights than previously permitted under the Georgia Code, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such director in connection with the proceeding. The indemnification right specified in the Company’s amended and restated articles of incorporation will continue for a director who has ceased to be a director and shall inure to the benefit of the director’s heirs, executors and administrators.

Article VII, Section 7.02 of the Company’s amended and restated articles of incorporation specifies that the Company will pay for or reimburse the actual and reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if the director furnishes (i) a written affirmation of his good faith belief that his conduct does not constitute behavior of the kind set forth in Georgia Code Section 14-2-856(b) (as specified above) and (ii) a written undertaking, executed personally on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification for such expenses.

Section 2.15.1 of the Company’s bylaws specifies that in the case of actions brought by or in the right of the Company, a director’s right to indemnification shall be determined: (i) if there are two or more disinterested members of the board of directors, by the majority vote of a quorum of the disinterested members of the board of directors, or by a majority of the members of a committee of two or more disinterested members appointed by such a vote; (ii) by special legal counsel; or (iii) by the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested member of the board of directors may not be voted on the determination.

Section 7.1 of the Company’s bylaws state that the Company will indemnify any officer who was or is made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, derivative, criminal, administrative or investigative, to the same extent as it is obligated to indemnify any director of the Company, but without being subject to the same procedural conditions imposed for the indemnification of directors. The Company may indemnify and advance expenses to an employee or agent who is not a director or officer to the extent that such indemnity or advance of expenses is consistent with public policy.

As authorized by Section 14-2-856(a) of the Georgia Code, the Company has entered into director indemnification agreements with each of its directors who are not employees of the Company to provide each such director contractual rights to indemnification to the fullest extent permitted by the Georgia Code, except that a director may not be indemnified under such an agreement in connection with any claim initiated by such director against the Company or any director or officer of the Company unless the Company has joined in or consented to the initiation of such claim. The agreements also provide a contractual right to reimbursement and advancement of expenses.

The officers and directors of the Company are presently covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against any losses or liabilities arising from any alleged “wrongful act,” including any alleged breach of duty, neglect, error, misstatement, misleading statement, omissions or other act done or wrongfully attempted. The Company pays the cost of such insurance as permitted by its bylaws and the laws of the State of Georgia.

Item 7.                      Exemption from Registration Claimed.

Not applicable.

Item 8.                      Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9.                      Undertakings.

(a)           The Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)             To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.   Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)             To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement; and

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(Signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on December 9, 2011.

AGL RESOURCES INC.

By:          /s/John W. Somerhalder II
John W. Somerhalder II
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW BY ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints John W. Somerhalder II, Andrew W. Evans and Paul R. Shlanta, and each or any one of them, as true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE
/s/John W. Somerhalder II John W. Somerhalder II	Chairman, President and Chief Executive Officer (Principal Executive Officer)	December 9, 2011
/s/Andrew W. Evans Andrew W. Evans	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 9, 2011
/s/Bryan E. Seas Bryan E. Seas	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	December 9, 2011
/s/Sandra N. Bane Sandra N. Bane	Director	December 9, 2011
/s/Thomas D. Bell, Jr. Thomas D. Bell, Jr.	Director	December 9, 2011
/s/Norman R. Bobins Norman R. Bobins	Director	December 9, 2011
/s/Charles R. Crisp Charles R. Crisp	Director	December 9, 2011
/s/Brenda J. Gaines Brenda J. Gaines	Director	December 9, 2011
/s/Arthur E. Johnson Arthur E. Johnson	Director	December 9, 2011
/s/Wyck A. Knox, Jr. Wyck A. Knox, Jr.	Director	December 9, 2011
/s/Dennis M. Love Dennis M. Love	Director	December 9, 2011
/s/Charles H. “Pete” McTier Charles H. “Pete” McTier	Director	December 9, 2011
/s/Dean R. O’Hare Dean R. O’Hare	Director	December 9, 2011
/s/Armando J. Olivera Armando J. Olivera	Director	December 9, 2011
/s/John Rau John Rau	Director	December 9, 2011
/s/James A. Rubright James A. Rubright	Director	December 9, 2011

/s/Bettina M. Whyte Bettina M. Whyte	Director	December 9, 2011
/s/Henry C. Wolf Henry C. Wolf	Director	December 9, 2011

The Birdsall Plan.  Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riviera Beach, State of Florida, on December 7, 2011.

                          BIRDSALL, INC. RETIREMENT SAVINGS PLAN

By:    /s/Van A. Kent
                   Van A. Kent

The Savings Plan.  Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naperville, State of Illinois, on December 7, 2011.

NICOR COMPANIES SAVINGS INVESTMENT PLAN

By:   /s/Rebecca C. Meggesin
                   Rebecca C. Meggesin

The Thrift Plan.  Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naperville, State of Illinois, on December 7, 2011.

NICOR GAS THRIFT PLAN

By:  /s/Rebecca C. Meggesin
                   Rebecca C. Meggesin

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
4.1	Amended and Restated Articles of Incorporation of AGL Resources Inc. (incorporated by reference to Exhibit 3.1 to the Company's current report on Form 8-K, dated December 7, 2011).
4.2	Bylaws of AGL Resources Inc. December 9, 2011 (incorporated by reference to Exhibit 3.2 to the Company's current report on Form 8-K, dated December 7, 2011).
5.1	Opinion of Counsel.
23.1	Consent of Counsel (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
24.1	Power of Attorney (included on signature page of this registration statement).

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5)(ii) of Regulation S-K, the Company hereby undertakes that it has submitted the Plans and any amendments thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made all changes required by the IRS in order to qualify the Plans under Section 401 of the Internal Revenue Code of 1986, as amended.